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                                                                  EXHIBIT 99(A)



                         DEPARTMENT OF PUBLIC UTILITIES


                                 August 15, 1996







D.P.U. 96-63

Application and Petition of Fall River Gas Company to the Department of Public Utilities pursuant to Section 14 of Chapter 164 of the General Laws for approval and authorization to issue and sell on a negotiated basis additional First Mortgage Bonds (or other long-tenn debt securities) in an aggregate principal amount up to $7,000,000, to be sold at par; to issue and sell not in excess of 250,000 shares of Common Stock, $0.83-113 par value, pursuant to the Company's Share Owner Dividend Reinvestment and Stock Purchase Plan; for an exemption from the advertising and competitive bid requirements of Section 15 of Chapter 164 of the General Laws; and for such other actions as may be deemed necessary or appropriate in connection with the foregoing.

----------------------------------------------------------------------------

APPEARANCES:      Eric J. Krathwohl, Esq.
                  Emmett E. Lyne. Esq.
                  Rich, May, Bilodeau & Flaherty, P.C.
                  294 Washington Street
                  Boston, Massachusetts 02108
                        FOR: FALL RIVER GAS COMPANY
                              Petitioner
                              ----------

                  L. Scott Harshbarger, Attorney General
                  By: William McAvoy
                       Assistant Attorney General
                        200 Portland Street
                        Boston, MA 02114
                              Intervenor
                              ----------






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D.P.U. 96-63                                                         Page 3



I.  INTRODUCTION
    ------------

     On May 23, 1996, Fall River Gas Company ("Fall River" or "Company", pursuant to G.L. c. 164, [Section]14 and 15, filed a petition with the Department of Pubic Utilities ("Department") for approval and authorization of:
(1) the issuance and sale of First Mortgage Bonds ("FMB") or other long-term debt securities in an aggregate principal amount up to $7,000,000 to be sold at par;(1) (2) the issuance and sale of up to 250,000 shares of common stock, $0.83-1/3 par value, through a Share Owner Stock Purchase and Dividend Reinvestment Plan ("Plan"); and (3) an exemption from the advertisement and bidding requirements of G.L. c. 164, [Section]15. The Company's petition was docketed as D.P.U. 96-63. Pursuant to notice duly issued, a public hearing was held at the Department's offices in Boston on July 17, 1996. In support of its petition, the Company presented the testimony of Peter H. Thanas, senior vice president and treasurer of Fall River. The evidentiary record includes three exhibits and one record request. The Attorney General was the only intervenor in the case. On August 7, 1996 the Attorney General filed a letter-brief ("AG Brief"). The Company filed a response ("Response") on August 9, 1996.

II. DESCRIPTION OF THE PROPOSED FINANCING
    -------------------------------------
    A. Issuance of First Mortgage Bonds
       --------------------------------

     Fall River seeks authorization from the Department to issue and sell, from time to time, at par value, up to $7,000,000 of FMBs or other long-term debt securities, with a maturity of 30 years, at a fixed interest rate of 7.99 percent (Exhs. FRG-1, at 2-3; FRG-3, at 1; Tr. at 9). The Company stated that the FMBs have a "make-whole" call premium (Tr. at 19). The Company's Board of Directors authorized the sale and issuance of the proposed financing on February 8, 1996 (Exh. FRG-l, at 2).

--------
(1) The Company originally petitioned for authority to issue and sell up to $8,000,000 of FMBs. Subsequently, the Company determined that it would issue up to $7,000,000 of FMBs and as such, the Company petitions the Department for authority to issue and sell such amount to which the Company and the bond purchaser are committed (Letter to Department, dated July 30, 1996).



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D.P.U. 96-63                                                         Page 4


      The Company stated that the use of the FMBs allows the Company to access low interest rates (id. at 5). Additionally, the Company stated that the thirty-year maturity of the FMBs fits well with the Company's cash requirements given its current level of outstanding debt and that the issuance of FMBs combined with the issuance of common stock through the Plan is designed to maintain a target debt to equity ratio of approximately 50-50 (ID.).

      B. Share Owner Dividend Reinvestment and Stock Purchase Plan
         ---------------------------------------------------------
      Fall River seeks authorization from the Department to issue and sell not in excess of 250,000 shares of common stock, $0.83-1/3 par value, pursuant to the Company's Plan (ID. at 2-3). Under the Plan, record shareholders have the option to automatically reinvest cash dividends on all or a portion of their shares of common stock or to purchase common stock at any time in any amount from a minimum of fifteen dollars in any calendar month to a maximum of five thousand dollars in any calendar month (ID. at-3; Tr. at 10).(2) The Company stated that the Plan will be administered by the Plan Committee appointed by the Company's Board of Directors (Exh. FGR-1, Prospectus at 4). The Company also stated that the Plan is similar to most dividend reinvestment plans of other utilities (Tr. at 9).

      The Company stated that the price for the stock under the Plan would be set at 97 percent of the current market price as long as such price exceeded the book value of the Company's common stock and the par value (Exh. FRG-1, at 3). The Company stated that because the Plan did not involve commission expenses, Fall River could offer the price quoted and as such, encourage investment in the Plan (Tr. at 15). The Company stated that the Plan provides significant benefits to the Company, its shareholders and customers as it offers ongoing and significant capital infusion at a very low cost (Exh FRG-l at 3).

      C.    Use of the Proceeds
            -------------------
      The Company stated that the proceeds from the sale of the FMBs or other long-term debt securities and shares of common stock pursuant to the Plan will be used to retire short-term debt

--------
(2) The Company initially proposed a ceiling of three thousand dollars in any calendar month which it later changed to five thousand dollars (Tr. at 10). The Company noted that other similar plans have increased their ceiling to five thousand dollars (ID.).



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D.P.U. 96-63                                                         Page 5

which the Company incurred to finance additions to property, plant and equipment (Exhs. FRG-l, at 6; FRG-3, at 2; Tr. at 9) (3) The Company stated that its proposed use of proceeds is consistent with the Company's traditional method of financing capital additions, I.E., temporarily through short-term borrowings or internally generated funds and later permanently via the issuance of equity or debt securities (Exh. FRG-1, at 4).(4)

      D.    Exemption from G.L. C. 164. [Section]15
            ---------------------------------------
      In addition, the Company requests exemption from the advertising and competitive bidding requirements of G.L. c. 164, [Section]15. The Company stated that a negotiated, private sale rather than a public sale is more favorable as the size of the offering would not likely attract bids on the open market, and the costs of bidding, advertising, and issuance associated with a public sale are much greater (ID. at 5; Tr. at 13). The Company stated that it contacted seven investment banks and reviewed each bank's proposal (Tr. at 13-14). The Company stated that it retained the Bank of Boston, N.A. on the basis of cost and marketing capabilities (Exh. FRG-l at 5-6; Tr. at 13-14).


III.  POSITION OF THE PARTIES
      -----------------------
      A.    Attorney General
            ----------------
      The Attorney General states that he has concerns with the make-whole terms of the Company's issuance of up to $7,000,000 of FMBs which arise from the Company's experience with a prior issuance of $6,500,000 FMBs, as approved by the Department in D.P.U. 89-199 (AG BRIEF at 1). The Attorney General states that although the make-whole provision included in the terms of the prior issuance allowed for redemption of the FMBs in theory, it imposed a prepayment penalty of $1,538,610 which made it economically prohibitive to refinance the FMBs


--------
(3) The Company stated that it incurred large construction expenditures for new and replacement services, main replacements and system improvements to provide reliable service to existing and new customers (Exh. FRG-l, at 4).

(4) The Company stated that banks are reluctant to issue lines of credit to Fall River if it does not issue long term debt over time to reduce its short-term borrowings, I.E., debt less than one year in term (Tr. at 17).



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D.P.U. 96-63                                                         Page 6


in the case of lower interest rates (ID.). The Attorney General maintains that if the Company had negotiated the prior issuance with more reasonable call terms, the Company could have more easily refinanced its prior bond issue and experienced interest rate savings of $94,250 per year (ID.). The Attorney General recommends that the Department disallow inclusion of the make-whole provision in the issuance of $7,000,000 FMBs and that the Department deny the issuance until said FMBs include less costly call terms (ID. at 2).

      B.    Company
            -------
      The Company states that the Attorney General's suggestions would increase costs to ratepayers (Response at 1). The Company further states that the Attorney General does not provide any evidence in support of his cost savings assertions (ID. at 2). Fall River maintains that the Attorney General's calculations omit prepayment premium costs which are significant (ID.). Further, the Company maintains that make-whole provisions, such as the one used by Fall River, are the norm used by utility investment bankers (ID. at 1). The Company also asserts that the terms of the make-whole provision were arrived at after extensive review of market alternatives with expert investment banking advice, that the interest rate of the proposed financing is very favorable, and that the Department should approve the financing as proposed (ID. at 2).


IV. CAPITAL STRUCTURE OF THE COMPANY
    --------------------------------
      As of March 31, 1996, the Company's utility plant in service was $53,931,956, with accumulated depreciation of $17,428,445, resulting in net utility plant of $36,503,511 (Exh. FRG-l, sch. 2, at 1, sch. 3). As of March 31, 1996, the Company's capitalization consisted of long term debt of $7,300,00, common stock of $1,834,445, and paid in capital of $1,356,043. Therefore, the excess of utility plant amounted to $26,013,023 as of March 31, 1996 (Exh. FRG-l, schs. 3, 4).

V.    STANDARD OF REVIEW
      ------------------
      In order for the Department to approve the issuance of stock, bonds, coupon notes, or other types of long-term indebtedness(5) by an electric or gas company, the Department must


--------
(5) Long-term refers to periods of more than one year after the date of issuance. G.L. c. 164, [Section]14.



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D.P.U. 96-63                                                         Page 7


determine that the proposed issuance meets two tests. First, the Department must assess whether the proposed issuance is reasonably necessary to accomplish some legitimate purpose in meeting a company's service obligations, pursuant to G.L.
c. 164, [Section]14. FITCHBURG GAS & ELECTRIC LIGHT COMPANY V. DEPARTMENT OF PUBLIC UTILITIES, 395 Mass. 836, 842 (1985) ("Fitchburg II"), CITING FITCHBURG GAS & ELECTRIC LIGHT COMPANY V. DEPARTMENT OF PUBLIC UTILITIES, 394 Mass. 671, 678 (1985) ("Fitchburg I"). Second, the Department must determine whether the Company has met the net plant test.(6) COLONIAL GAS COMPANY, D.P.U. 84-96
(1984).

     The Court has found that, for the purposes of G.L. c. 164, [Section]14, "reasonably necessary" means "reasonably necessary for the accomplishment of some purpose having to do with the obligations of the company to the public and its ability to carry out those obligations with the greatest possible efficiency." FITCHBURG II at 836, CITING LOWELL GAS LIGHT COMPANY V. DEPARTMENT OF PUBLIC UTILITIES, 319 Mass. 46, 52 (1946). In cases where no issue exists about the reasonableness of management decisions regarding the requested financing, the Department limits its Section 14 review to the facial reasonableness of the purpose to which the proceeds of the proposed issuance will be put. CANAL ELECTRIC COMPANY. ET AL., D.P.U. 84-152, at 20 (1984); SEE, E.G., COLONIAL GAS COMPANY, D.P.U. 90-50, at 6 (1990).

     The FITCHBURG I AND II and LOWELL GAS cases also established that the burden of proving that an issuance is reasonably necessary rests with the company proposing the issuance, and that the Department's authority to review a proposed issuance "is not limited to a 'perfunctory review.'" FITCHBURG I at 678; FITCHBURG II at 842, CITING LOWELL GAS at 52. Regarding the net plant test, a company is required to present evidence that its net utility plant (original cost of capitalizable plant, less accumulated depreciation) equals or exceeds its total capitalization (the sum of its long-term debt and its preferred and common stock outstanding) and will continue to do so following the proposed issuance. COLONIAL GAS COMPANY, D.P.U. 84 96, at 5 (1984).

      Pursuant to G.L. c. 164, [Section]15, an electric or gas company offering long-term bonds or notes in excess of $1 million in face amount payable at periods of more than five years after the

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(6) The net plant test is derived from G.L. c 164, [Section]16@.



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D.P.U. 96-63                                                         Page 8


date thereof must invite purchase proposals through newspaper advertisements. The Department may grant an exemption from this advertising requirement if the Department finds that an exemption is in the public interest. G.L. c. 164, [Section]15. The Department has found it in the public interest to grant an exemption from the advertising requirement where there has been a measure of competition in private placement. SEE, E.G., WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.P.U. 88-32, at 5 (1988); EASTERN EDISON COMPANY, D.P.U. 88-127, at 11-12 (1988); BERKSHIRE GAS COMPANY, D.P.U. 89-12, at 11 (1989). The Department also has found that it is in the public interest to grant a company an exemption from the advertising requirement when a measure of flexibility is necessary in order for a company to enter the bond market in a timely manner. SEE, E.G, WESTERN MASSACHUSETTS ELECTRIC COMPANY, D.P.U. 88-32, at 5 (1988). However, G.L.
c. 164, [Section]15 requires advertising as the general rule; and waiver cannot be automatic but must be justified whenever requested. Where issues concerning the prudence of the Company's capital financing have not been raised or adjudicated in a proceeding, the Department's decision in such a case does not represent a determination that any specific project is economically beneficial to a company or to its customers. In such circumstances, the Department's determination in its Order may not in any way be construed as ruling on the appropriate ratemaking treatment to be accorded any costs associated with the proposed financing. SEE, E.G., BOSTON GAS COMPANY, D P.U. 95-66, at 7 (1995).

VI.   ANALYSIS AND FINDINGS
      ---------------------
      Based on the foregoing, the Department finds that the proposed issuance and sale of up to $7,000,000 of FMBs or other long-term debt securities with a term of thirty years and bearing an interest rate of 7.99 percent per annum and the proposed issuance and sale of 250,000 shares of commons stock under the Plan is reasonably necessary to retire short term debt which the Company incurred to finance plant, property and equipment to provide reliable service to existing and new customers. As such, the Department finds that the proposed issuance and sale of up to $7,000,000 in FMBs and 250,000 shares of common stock pursuant to the Plan is reasonably necessary to accomplish some legitimate purpose in meeting a Company's service obligations in accordance with G.L. c. 164, [Section]14.


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D.P.U. 96-63                                                         Page 9


      The Department finds that the Company's proposed issuance and sale of FMB's meets the net plant test, since the Company's total capital stock and long-term debt will not exceed the Company's net plant after the proposed issuance. Based on the Company's estimated net proceeds to be received from the proposed sale of up to 250,000 shares of common stock under the Plan, there will continue to be an excess of net utility plant to total securities at the completion of the Company's proposed financings, after accounting for the issuance and sale of the common stock through the Plan and the aggregate principal amount of $7,000,000 FMBs. As such, the Department finds that the proposed issuances meet the net plant test.

      The Department rejects the Attorney General's request that the Department deny the issuance of up to $7,000,000 in FMBs until said FMBs contain less costly terms. SEE FALL RIVER GAS COMPANY, D.P.U. 89-199, at 8-9 (1989). The Department finds that the Attorney General did not provide any evidence to support his cost savings assertions. Moreover, the evidence indicates that the Company, in consultation with investment bankers, reviewed interest rates, call dates, and call premiums to propose a financing that was reasonable.

      Regarding the Company's request for an exemption from the requirements of G.L. c. 164, [Section]15, we find that it is appropriate to allow the Company the flexibility offered by the private placement process in order to assist the Company in responding to market conditions and to take advantage of prevailing interest rates. The record in this case further demonstrates that the Company has surveyed banks and financial institutions so as to ensure a competitive rate through the private placement process. Therefore, the Department finds that it is in the public interest to exempt the Company from the advertisement and bidding requirements of G.L. c. 164, [Section]15.

      Issues concerning the prudence of the Company's capital financing have not been addressed in this proceeding, and the Department's decision in this case does not represent a determination that any project is economically beneficial to the company or its customers. The Department emphasizes that its determination in this Order shall not in any way be construed as a ruling relative to the appropriate ratemaking to be accorded any costs associated with the proposed financing.

VII.  ORDER
      -----


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D.P.U. 96-63                                                         Page 10


      Accordingly, after due notice, hearing, and consideration, the Department

      VOTES: That the issuance and sale by Fall River Gas Company of First Mortgage Bonds or other long-term debt securities in the aggregate principal amount of up to $7,000,000 is reasonably necessary for the purpose for which the Company has petitioned; and it

      FURTHER VOTES: That the issuance and sale, from time to time, by Fall River Gas Company of not in excess of 250,000 shares of common stock, $0.83-1/3 par value per share, pursuant to its Share Owner Dividend Reinvestment and Stock Purchase Plan, is reasonably necessary for the purpose for which the Company has petitioned; and it is

      ORDERED: That the Department hereby approves and authorizes the issue and sale of First Mortgage Bonds in the aggregate principal amount of up to $7,000,000, to bear interest at a rate of 7.99 percent, due to mature not later than 30 years from the date of issue; and it is

      FURTHER ORDERED: That the Department hereby approves and authorizes the issuance and sale from time to time of not in excess of 250,000 shares of common stock, S0.83-1/3 par value per share, at a price not less than par, pursuant to its Share Owner Dividend Reinvestment and Stock Purchase Plan; and it is

      FURTHER ORDERED: That the issuance and sale by Fall River Gas Company of First Mortgage Bonds in the aggregate principal amount of up to $7,000,000, without inviting proposals for the purchase thereof by publication in certain designated newspapers, is in the public interest, and such issue shall be exempt from the provisions of G.L. c. 164, [Section]15; and it is

      FURTHER ORDERED: That the net proceeds from such sale of all such securities shall be used for the purposes as set forth herein; and it is




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D.P.U. 96-63                                                         Page 11


      FURTHER ORDERED: That the Secretary of the Department shall within three days of the issuance of this Order cause a certified copy of it to be filed with the Secretary of the Commonwealth.

                                          By Order of the Department,



                                          ------------------------------------
                                          Joseph B. Howe, Chairman



                                          -------------------------------------
                                          Mary Clark Webster, Commissioner



                                          -------------------------------------
                                          Janet Gail Besser, Commissioner


A true copy
     Attest:



MARY L. COTTRELL
Secretary






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D.P.U. 96-63                                                         Page 12

Appeal as to matters of law from any final decision, order or ruling of the Commission may be taken to the Supreme Judicial Court by an aggrieved party in interest by the filing of a written petition praying that the Order of the Commission be modified or set aside in whole or in part.

Such petition for appeal shall be filed with the Secretary of the Commission within twenty days after the date of service of the decision, order or ruling of the Commission, or within such further time as the Commission may allow upon request filed prior to the expiration of twenty days after the date of service of said decision, order or ruling. Within ten days after such petition has been filed, the appealing party shall enter the appeal in the Supreme Judicial Court sitting in Suffolk County by filing a copy thereof with the Clerk of said Court. (Sec. 5, Chapter 25, G.L. Ter. Ed., as most recently amended by Chapter 485 of the Acts of 1971).